Exhibit 5.1
[Letterhead of Richards, Layton & Finger, P.A.]

January 29, 2025

Bank of America, National Association
214 North Tryon Street
Mail Code: NC1-027-20-05
Charlotte, North Carolina 28255

BA Credit Card Funding, LLC
1000 Samoset Drive
DE5-021-02-11
Newark, Delaware 19713

Re:	BA Master Credit Card Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for Bank of America, National Association (successor by merger to FIA Card Services, National Association), a national banking association (the "Bank"), and BA Credit Card Funding, LLC, a Delaware limited liability company ("Funding"), in connection with the issuance and sale of the Asset Backed Certificate, Series 2001-D (the "Collateral Certificate"), representing an undivided beneficial interest in BA Master Credit Card Trust II (the "Trust"), pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of December 17, 2015 (the "Original Pooling and Servicing Agreement"), among Funding, as transferor, the Bank, as servicer, and The Bank of New York Mellon, a New York banking corporation, as trustee (the "Trustee"), as supplemented by the Fifth Amended and Restated Series 2001-D Supplement to the Original Pooling and Servicing Agreement, dated as of December 17, 2015 (the "Supplement"), among Funding, as transferor, the Bank, as servicer, and the Trustee, and as amended by the First Amendment to the Original Pooling and Servicing Agreement, dated as of December 9, 2016 (the "Amendment"), among Funding, as transferor, the Bank, as servicer, and the Trustee (the Original Pooling and Servicing Agreement as supplemented by the Supplement and as amended by the Amendment is hereinafter referred to as the "Pooling and Servicing Agreement").  At your request, this opinion is being furnished to you.

We have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

(a)	The Pooling and Servicing Agreement;

Bank of America, National Association BA Credit Card Funding, LLC January 29, 2025 Page 2
(b)
The Registration Statement on Form SF-3, filed by Funding with the Securities and Exchange Commission on January 29, 2025 (the "Registration Statement"), including a related prospectus (the "Prospectus");

(c)	A certificate of an officer of Funding, dated January 29, 2025; and

(d)	A Certificate of Good Standing for Funding, dated January 29, 2025, obtained from the Secretary of State of the State of Delaware.

We have obtained or have been furnished with, and have relied upon with respect to factual matters, such certificates, advices and assurances from public officials and others as we have deemed necessary or appropriate for purposes of this opinion, all of which factual matters we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, and (iii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed (i) except with respect to Funding and the Trust, the due creation, due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (ii) except with respect to Funding and the Trust, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iii) except with respect to Funding and the Trust, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) that the Collateral Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement, duly executed and delivered by Funding and authenticated by the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor, and (vi) in connection with the documents of which we have reviewed a form, that all blanks contained in such documents will be properly and appropriately completed, and optional provisions included in such documents will be properly and appropriately selected, and as executed, such documents will conform with the forms of the documents reviewed by us.

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Bank of America, National Association BA Credit Card Funding, LLC January 29, 2025 Page 3
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Collateral Certificate has been legally issued and is fully paid and nonassessable and entitled to the benefits of the Pooling and Servicing Agreement.  The foregoing opinion is subject to applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer and conveyance, moratorium and other laws relating to or affecting the rights of creditors generally, general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered and applied in a proceeding in equity or at law, and safety and soundness requirements.

We understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission.  We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.
WAY/EL/MDS